Exhibit 99.1

MFC Development Corp. Completes Purchase of

Adsouth Partners’ Consumer Products Division

LOS ANGELES - August 7, 2006 -MFC Development Corp. (OTCBB: MFCD), announced today it has completed its acquisition of various assets comprising the consumer products and retail distribution division of Adsouth Partners, Inc.  The deal closed in accordance with the terms of the asset purchase agreement previously announced by MFCD on June 27, 2006.

Highlights of the transaction include MFC’s acquisition of rights and access to a number of promising new product opportunities, complementing MFC’s existing product portfolio, as well as a dramatically broadened sales and distribution capability through the wholesale and retail pipeline developed by Adsouth.  Adsouth’s product distribution network includes more than 20 retail and wholesale customers providing access to over 18,000 retail locations throughout the country, including shelf space at Wal-Mart, GNC, CVS and Walgreens.

Under the terms of the purchase agreement, MFC acquired substantially all of the assets of the consumer products and retail distribution division of Adsouth Partners, Inc. in exchange for a promissory note in the principal amount of $1,525,000 and 5.5 million shares of MFC’s common stock.

John Cammarano, former President and CEO of Adsouth Partners, Inc., has agreed to serve as President, Retail Sales of a new wholly owned subsidiary of MFC to be known as Adsouth Marketing LLC.  Mr. Cammarano is expected to oversee the retail distribution operations of MFC, manage the transition of key creative and sales support staff to MFC as well as maintain vendor relationships and bolster sales for products already at retail.  While at Adsouth, Mr. Cammarano successfully positioned over 13 sku's in over 13,000 mass retailer stores in less than two years.

“We are very pleased to announce the closing of this transaction,” said Nancy Duitch, Chief Executive Officer of MFC.  “Retail market penetration for MFC’s products, and sustained retail relationships, are an important part of our growth strategy.  We are also very pleased that John Cammarano will be heading up our retail sales operations, and I look forward to working with him in building on the solid foundation acquired from Adsouth.”

About MFC Development Corp.

MFC Development Corp., which has offices in New York, Los Angeles, and Boca Raton, Florida is a consumer products,  branding, marketing, and distribution company, through it’s wholly owned subsidiaries. The Company is focused on leveraging a cross-platform media strategy in order to take advantage of it’s expertise in multiple channels of distribution including direct marketing, continuity, traditional retail, international sales and Internet,  Through a formula of combining creativity and proprietary strategic analytical tools, the Company optimizes revenue growth and profitability.

The company’s newly formed Adsouth Marketing, LLC subsidiary will spearhead the increased distribution of the products which we market into the Retail environment.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Events that may arise could prevent the implementation of any strategically significant plan(s) outlined above. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Form 10-KSB filing, its registration statements and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact:

MFC Development Corp.

Victor Brodsky, 914-636-3432, ext 100

InvestorRelations@wwexcellence.com